Financial Releases

Flushing Savings Bank Announces the Opening of a New Branch in Forest Hills, Queens

Lake Success, NY – January 16, 2007 – Flushing Financial Corporation (NASDAQ: FFIC), the parent company of Flushing Savings Bank, FSB, is pleased to announce that the Bank will open a new full-service branch on January 16th at 107-11 Continental Avenue in Forest Hills, Queens. This new, full-service facility continues the Bank’s planned expansion of its branch network, bringing the total number of branches in the metropolitan area to thirteen.

John R. Buran, Flushing Financial’s President and Chief Executive Officer commented: “Our new branch office expands our ability to serve the multi-cultural market area of Northern Queens by providing a full complement of deposit, loan, and cash management products and services to consumers, business owners, professionals, and commercial real estate developers. By providing the highest-quality financial services, our goal is to build the trust and relationships so that customers will make Flushing Savings the primary bank for all their financial needs.”

Staffed by experienced bankers and equipped with 24-hour ATMs, the branch will be open for full-service, 7 days a week. The branch will host grand opening festivities and a ribbon-cutting ceremony, which includes raffle prizes, special product offerings, and fun activities for all members of the community. The Grand Opening Celebration will take place on February 9th & 10th.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. With the addition of the new branch, the Bank will conduct its business through thirteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. Additionally, the Bank has further expanded outside its geographic footprint with its new online banking division, iGObanking.com.

For more information relating to Flushing Financial Corporation and Flushing Savings Bank, please visit our Web Site at www.flushingsavings.com.

CONTACT:

Flushing Financial Corporation

Maria A. Grasso, 718-961-5400

or

Van Negris & Company, Inc.

Van Negris / Lexi Terrero, 212-759-0290

Broadgate Consultants

Robert Cavosi, 212-493-6981